                                                                     EXHIBIT 4.1







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                            FORM OF RIGHTS AGREEMENT


                          dated as of January 4, 1999,


                                     between


                                  U.S. BANCORP


                                       and


                 U.S. BANK NATIONAL ASSOCIATION, as Rights Agent


              -----------------------------------------------------



   Rights Associated With, and Integral to, Term Participating Preferred Stock




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                           Page

PARTIES.......................................................................................1
RECITALS......................................................................................1



                                    ARTICLE I

                           ISSUANCE AND FORM OF RIGHTS


SECTION 1.01.  Issuance of Rights.............................................................1
SECTION 1.02.  No Rights Certificates.........................................................1
SECTION 1.03.  Exchange and Transfer of Rights................................................2
SECTION 1.04.  Treatment of Holders of Rights.................................................2



                                   ARTICLE II

                         DURATION AND EXERCISE OF RIGHTS


SECTION 2.01.  Duration of Rights.............................................................2
SECTION 2.02.  Exercise of Rights.............................................................2
SECTION 2.03.  Adjustment Under Certain Circumstances.........................................6
SECTION 2.04.  Delivery of Exercise Shares....................................................7



                                   ARTICLE III

                     OTHER PROVISIONS RELATING TO RIGHTS OF
                                HOLDERS OF RIGHTS


SECTION 3.01.  No Rights as Holders of Common Stock Conferred by Rights.......................7
SECTION 3.02.  Holder of Rights May Enforce Rights............................................8


                                   ARTICLE IV

                           CONCERNING THE RIGHTS AGENT


SECTION 4.01.  Rights Agent...................................................................8
SECTION 4.02.  Limitations on Rights Agent's Obligations......................................8
SECTION 4.03.  Compliance With Applicable Laws................................................9
SECTION 4.04.  Resignation and Appointment of Successor......................................10


                                    ARTICLE V

                                  MISCELLANEOUS


SECTION 5.01.  Amendments....................................................................11
SECTION 5.02.  Merger, Consolidation, Sale, Transfer or Conveyance...........................12
SECTION 5.03.  Notices and Demands to the Corporation and Rights Agent.......................12
SECTION 5.04.  Addresses.....................................................................12
SECTION 5.05.  APPLICABLE LAW................................................................12
SECTION 5.06.  Obtaining of Governmental Approvals...........................................12
SECTION 5.07.  Payment of Taxes..............................................................13
SECTION 5.08.  Benefits of Rights Agreement..................................................13
SECTION 5.09.  Headings......................................................................13
SECTION 5.10.  Severability..................................................................13
SECTION 5.11.  Counterparts..................................................................13
SECTION 5.12.  Definitions...................................................................13
SECTION 5.13.  Inspection of Agreement.......................................................14


                                RIGHTS AGREEMENT

                  RIGHTS AGREEMENT, dated as of January 4, 1999 (as modified, amended or supplemented, this "Agreement"), between U.S. BANCORP, a Delaware corporation (the "Corporation") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Rights Agent (the "Rights Agent").


                              W I T N E S S E T H:

                  WHEREAS, the Corporation is issuing its Term Participating Preferred Stock, par value $1.00 per share, the terms of which are set forth in the Certificate of Designations and Terms of Term Participating Preferred Stock, dated January 4, 1999 (the "Preferred Stock"), together with rights (each, a "Right") entitling the holder thereof to receive an amount of common stock, par value $1.25 per share, of the Corporation (the "Common Stock"), to be determined pursuant to the terms of the Rights; and

                  WHEREAS, the Corporation desires the Rights Agent to act on behalf of the Corporation, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange, exercise and cancellation of the Rights, and the Corporation wishes to set forth in this Agreement, among other things, the provisions of the Rights and the terms and conditions upon which the Rights may be issued, transferred, exchanged, exercised and canceled;

                  NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:


                                    ARTICLE I

                           ISSUANCE AND FORM OF RIGHTS

                  SECTION 1.01. Issuance of Rights. Each Right shall represent the right, subject to the provisions hereof, to receive as specified in Section
2.04 a number of shares of Common Stock determined according to the provisions of Section 2.02 upon the maturity of the Preferred Stock. Rights shall be issued only as an integral part of shares of the Preferred Stock and shall not be separately transferable.

                  SECTION 1.02. No Rights Certificates.

                  (a) Rights shall be evidenced only by certificates for Preferred Stock, which shall indicate by an appropriate legend that the holder thereof holds one Right for each share of Preferred Stock held by such holder. No certificates for Rights shall be issued.

                  (b) The terms "holder" and "holder of Rights" as used herein shall mean any person in whose name the Preferred Stock to which such Right is attached is registered upon the register relating to such Offered Securities. At all times prior to December 31, 2003 or the date (the "Early Termination Date") on which the election (the "Election") is made under Section 5 of any of the Principal Employee Agreements, dated September 3, 1998, between the Corporation, U.S. Bancorp Investments Inc. ("USBII") and each of Jeffrey Benjamin, Robert Okun, Jess

Ravich and James Upchurch (the earlier of such dates, the "Term Date"), the Corporation will, or will cause the registrar of the Preferred Stock to, make available to the Rights Agent such information as to holders of the Preferred Stock as may be necessary to keep the Rights Agent's records current.

                  SECTION 1.03. Exchange and Transfer of Rights.

                  (a) A Right may be exchanged or transferred only together with the share of Preferred Stock to which such Right is attached, and only for the purpose of effecting, or in conjunction with, an exchange or transfer of such Preferred Stock. Furthermore, each transfer of a share of Preferred Stock on the register relating to such Preferred Stock shall operate also to transfer the Right to which such Preferred Stock is attached.

                  (b) The Rights Agent shall keep, at its corporate trust office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Rights and transfers, exchanges, exercises and cancellations of outstanding Rights.

                  SECTION 1.04. Treatment of Holders of Rights. Every holder of a Right, by accepting the Preferred Stock to which such Right is attached, consents and agrees with the Corporation, the Rights Agent and with every subsequent holder of such Right that until the Right is transferred on the books of the Rights Agent, the Corporation and the Rights Agent may treat the registered holder of such Right as the absolute owner of the Right for any purpose and as the person entitled to exercise such Right, any notice to the contrary notwithstanding. In addition, each holder of a Right agrees to treat such Right for United States federal income tax purposes as an integral part of the Preferred Stock and not as separate property.


                                   ARTICLE II

                         DURATION AND EXERCISE OF RIGHTS

                  SECTION 2.01. Duration of Rights. Each Right shall be deemed exercised in full on the Term Date. After 5:00 P.M., Minneapolis, Minnesota time, on the Term Date, the Rights shall become void, and all rights of the holder of a Right under this Agreement (other than the right to receive Common Stock pursuant to Sections 2.02 and 2.04) shall cease.

                  SECTION 2.02. Exercise of Rights.

                  (a) Each Right shall be deemed exercised on the Term Date without the requirement of any action on the part of the holder thereof.

                  (b) On the Term Date, a holder of a Right shall be entitled to receive a number of shares of Common Stock (the "Exercise Shares"), to be determined as soon after the Term Date as is reasonably practicable and payable as provided in Section 2.04, equal to the sum of (i) ten and (ii) the quotient of (A)(1) if the Election has been made, the Early Termination Amount determined in accordance with paragraph (d) of this Section 2.02 and (2) otherwise, the Performance Amount determined in accordance with paragraph (c) of this Section
2.02 and (B)
the Average Closing Price for the last day of the Reference Period multiplied by the number of shares of Preferred Stock initially issued; provided that the number of Exercise Shares shall be subject to adjustment as provided in Section
2.03. As used herein, the term "Average Closing Price" means, for any date, the average of the closing prices per share of Common Stock reported on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (as published in the Wall Street Journal or, if not therein, in another authoritative source) over the period of five Trading Days ending on such date of determination, adjusted as necessary to take account of any stock dividend, stock split, reverse stock split or other similar change of the shares of Common Stock, or any reclassification, recapitalization, merger, consolidation or other reorganization affecting the shares of Common Stock ("Stock Event") occurring during such five-day period, the term "Trading Day" means any day on which a number of shares of Common Stock is traded on the NYSE equal to at least 70% of the average daily volume of trading in Common Stock for the previous 20 days on which the NYSE was open for business, and the term "Reference Period" means the period beginning on January 1, 1999 and ending on the Term Date.

                  (c) The "Performance Amount" shall be determined according to the following formula:


                  x    =   {a x Sum (i = 1 to 5) [w(i) e(i)]} - $75,000,000


where x is the Performance Amount, a is the multiple determined, pursuant to
Schedule 2.02(c) hereto, to be appropriate in light of the value calculated for [Sum [w(i) e(i)]] is the total consolidated earnings before taxes of the Business (including gains or losses relating to Retained Warrants and Retained Fund Interests but calculated without regard to purchase accounting adjustments or the effect of any compensation expense resulting from issuance of securities (and cash payments with respect to taxes in connection therewith) pursuant to the Incentive Compensation Agreement (as defined below) or any Employee Agreement (as defined in the Incentive Compensation Agreement), other than with respect to Formula Incentive Compensation (as defined therein) payable under the Incentive Compensation Agreement, and excluding any charges associated with any additional compensation expense paid to a holder of Rights on account of taxes imposed as a result of a dispute raised by the Internal Revenue Service relating to the valuation of the Rights) in Reference Year (i) of the Reference Period, calculated in accordance with generally accepted accounting principles as in effect from time to time and consistent with the Corporation's practices during the Reference Period (as applied to the Business) (with securities valuations being determined as provided in Section 2.02(f) below) (but assuming for this purpose that compensation expense is not less than 60% of Net Revenues) and reduced for charges for capital and funding (as provided in Section 9 of the Incentive Compensation Agreement), and w(i) is 0.4 if i is 1, 0.6 if i is 2 and 1.0 if i is 3 or higher. As used herein, (i) the term "Business" means the investment banking and broker-dealer business (principally involving high-yield securities) formerly conducted by Libra Investments, Inc. ("Libra"), including (A) growth in such business and any other lines of business operated under the control of the Principal Employee Committee of USBII (the "PEC") but excluding any business formerly conducted by USBII (and any growth in such business) and (B) management of an investment account or accounts established by the Corporation under management of

USBII pursuant to such investment criteria as may be agreed by the Corporation and the PEC, as amended from time to time, (ii) the term "Net Revenue" means Net Revenues as determined pursuant to Section 3 of the Incentive Compensation Agreement, dated as of January 4, 1999, by and among the Corporation, USBII, Mr. Jess Ravich, Mr. Jeffrey Benjamin, Mr. Robert Okun and Mr. James Upchurch (the "Incentive Compensation Agreement"), (iii) the term "Retained Warrants" means any warrants received by U.S. Bancorp Investments, Inc., except for those distributed pursuant to Section 6 of the Incentive Compensation Agreement, (iv) the term "Retained Fund Interests" means the interest in the managing member of the general partner of any fund formed by or at the direction of USBII (or its predecessor) which is held directly or indirectly by USBII and (v) the term "Reference Year" means each period during the Reference Period beginning on January 1 of each year and ending on December 31 of such year (or, in the case of the last Reference Year in the Reference Period, ending on the Term Date).

                  (d) The "Early Termination Amount" shall be zero, if the events giving rise to the Election occur on or before January 31, 2000, and otherwise shall be determined according to the following formula:


                  y    =   {a x Sum (i = 1 to 5) [w(i) e(i)]} - $75,000,000


where y is the Early Termination Amount and all other variables are as defined in paragraph (c) of this Section 2.02, except that

                  (i) if the events giving rise to the Election occur between February 1, 2000 and December 31, 2000, then 'e(2)' shall equal the consolidated earnings generated during the complete months in such Reference Year (including the first month of such Reference Year) prior to the date such events occur, multiplied by 12 and divided by the number of months used in calculating such consolidated earnings;

                  (ii) if the events giving rise to the Election occur after December 31, 2000, then 'e' for the Reference Year in which such events occur shall equal the trailing 12 complete months' consolidated earnings at the time such events occur; and

                  (iii) for each Reference Year after the Reference Year in which the events giving rise to an Election occur, 'e' shall be deemed to equal 'e(k)(i)' where 'e(k)' is equal to the value of 'e(i)' for the Reference Year in which the events giving rise to an Election occur, as calculated pursuant to clause (ii), above.

Example calculations are attached herein as Exhibit A.

                  (e) The Corporation shall arrange for an audit (or similar procedure) of the books and records relating to the Business to be conducted by an accounting firm selected by the Corporation for each Reference Year during the Reference Period. For purposes of such audit, securities shall be valued as provided in Section 2.02(f). A copy of the proposed audit report shall, upon completion, be promptly provided to the Corporation and the Rights Agent, and the Rights Agent shall promptly provide a copy of such proposed audit report to each holder of Rights. If, within 30 days following the provision of each such report by the Rights Agent to the holders of Rights, the holders of a majority of Rights notify the Rights Agent (any such notice, which shall specify the nature and extent of the disagreement asserted, a "Dispute Notice") that such holders disagree with the calculation of "x" or "y" implied by such proposed audit report by more than $1 million, the Corporation shall agree with the holders of a majority of Rights (or their attorneys-in-fact) as to the designation of another accounting firm to conduct an audit of the books and records of the Business; provided that if the Corporation and the holders of a majority of Rights (or their attorneys-in-fact) cannot so agree, the second audit shall be conducted by an independent "Big Five" accounting firm (which shall not be the Corporation's auditor) selected by lot. The results relating to the second audit shall be conclusive. The foregoing procedures shall be the exclusive procedure for the resolution of any disputes with respect to such audits.

                  (f) Whenever valuation of any securities is required in connection with this Agreement or the audits discussed in paragraph (e) above, the value of such securities shall equal their fair market value, determined as follows:

                  (i) The PEC shall in good faith determine the fair market value of all securities held by USBII in connection with the Business. The determination of the fair market value of all securities other than Freely Tradeable Securities shall be based upon all relevant factors, including such of the following factors as may be relevant in the case of any security: current financial position and current and historical operating results of the issuer; sales prices in recent public or private transactions involving the same or similar securities or securities into which securities held by USBII are convertible, including transactions on any exchange on which such securities are listed or in the over-the-counter market; recent trading volume of the class of securities to which the security belongs; contractual and statutory provisions affecting USBII's ability to transfer the security or affecting the liquidity of the security, including USBII's right, if any, to require registration of the security under the Securities Act of 1933, as amended ("Securities Act"); significant recent developments involving the issuer, including pending mergers and acquisitions; the price paid by USBII to acquire the security; and the percentage of the issuer's outstanding securities that is owned by USBII. The fair market value on any date of determination of any security owned by USBII that is a Freely Tradeable Security shall be the last reported sale price of such security on such date on the exchange where it is primarily traded or, if such security is not traded on an exchange, the last reported sale price of such security on such date on the NASDAQ National Market System or Small Cap Market. In making any determination of the fair market value of any securities, no allowance of any kind shall be made for goodwill, the name of the Corporation, USBII or any member of the PEC, USBII's office records, files or statistical data or any intangible assets of USBII, the PEC or the Corporation.

                           For purposes of this Agreement, a security shall be deemed to be a "Freely Tradeable Security" as of any date of determination if, on such date, (a) such security can be sold by USBII to the general public (including a sale by any person following a distribution of such security to such person from USBII, even though a sale by USBII of such security, if not so distributed to such person, might otherwise be restricted) without the necessity of any further federal, state or local governmental consent, approval or filing (other than any notice filings of the type required pursuant to Rule 144(h) under the Securities Act), (b) such security is listed or quoted on a Public Securities Market and (c) such security is not at the time subject to any contractual restrictions on the transfer thereof by USBII.

                  (ii) After any such determination of the value of securities, the PEC shall provide written notice of such determination ("PEC Notice") to the Board of Directors of USBII (the "Board") (the date of any such notice, a "Notice Date"). If within 10 Business Days after the Notice Date the PEC receives written notice from the members of the Board who are not also members of the PEC setting forth objection to any specific item of such determination (the date of any such notice of objection, a "Reply Date"), and such members of the Board thereafter do not, within 45 days after the Notice Date, approve such determination or any revised determination subsequently submitted by the PEC, then the items in question shall be determined (in accordance with clause (i) above) by an investment banking firm selected by the PEC and approved by such members of the Board, and the determination of such investment banking firm shall be binding upon the parties hereto. The fees and expenses of such investment banking firm shall be borne by USBII. The valuations set forth in a PEC Notice that are not timely objected to by the members of the Board who are not also members of the PEC shall be deemed to be the correct valuations for the relevant purposes.

                  SECTION 2.03. Adjustment Under Certain Circumstances. The number of Exercise Shares to be issued upon the exercise of each Right shall be subject to adjustment upon a Stock Event; provided that no such adjustment in the number of shares of Common Stock to be issued upon exercise of the Rights will be required until cumulative adjustments require an adjustment of at least 1% of such number. All such adjustments will be made at the discretion and on the order of the Corporation.

                  SECTION 2.04.  Delivery of Exercise Shares.

                  (a) The Corporation shall, by 5:00 P.M., Minneapolis, Minnesota time, on the third Business Day next succeeding the date on which the number of Exercise Shares is determined, execute, issue and deliver to the Rights Agent a number of shares of Common Stock equal to the product of (i) the Exercise Shares and (ii) the number of Rights that have then been deemed exercised as provided in Section 2.02. Upon receipt of such Common Stock, the Rights Agent shall, by 5:00 P.M. Minneapolis, Minnesota time, on the seventh Business Day next succeeding the date on which the number of Exercise Shares is determined, transmit to or upon the order of the holder of each exercised Right such holder's pro rata portion of such Common Stock. As used herein, the term "Business Day" means any day that is not a Saturday or Sunday and is not a legal holiday or a day on which banking institutions generally are authorized or obligated by law or regulation to close in the principal place of business of the Rights Agent.

                  (b) The accrual of dividends, if any, on the Common Stock issued upon the deemed exercise of any Right will be governed by the terms of the Corporation's certificate of incorporation and such Common Stock. From and after the issuance of such Common Stock, the rights of the former holder of the Rights exercised shall be governed by, and shall be subject to, the terms and provisions of such certificate of incorporation and Common Stock.

                  (c) If Common Stock issued hereunder is subject to restrictions pursuant to an agreement between the Corporation and the holder to whom it is issued or, to the extent the Corporation is aware of any such restriction, the certificate or certificates representing such Common Stock shall bear an appropriate legend. Nothing in this Agreement shall obligate the Corporation to issue unrestricted stock to a holder of Rights upon the exercise of such Rights.

                  (d) Notwithstanding anything to the contrary in this Section 2.04, no fractional shares of Common Stock will be issued, but in lieu thereof the Corporation will pay the cash value of any fractional shares of Common Stock otherwise issuable.

                  (e) The Corporation shall not be required to pay any stamp or other tax or other governmental charge required to be paid in connection with any transfer involved in the issuance of Exercise Shares. If any such transfer is involved, the Corporation shall not be required to issue or deliver any Exercise Shares until such tax or other charge shall have been paid or it has been established to the Corporation's satisfaction that no such tax or other charge is due.


                                   ARTICLE III

                     OTHER PROVISIONS RELATING TO RIGHTS OF
                                HOLDERS OF RIGHTS

                  SECTION 3.01. No Rights as Holders of Common Stock Conferred by Rights. No Right shall entitle the holder thereof to any of the rights of a holder of Common Stock, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of the Corporation or to exercise voting rights, if any.

                  SECTION 3.02. Holder of Rights May Enforce Rights. Notwithstanding any of the provisions of this Agreement, any holder of any Right, without the consent of the Rights Agent or the holder of any other Right, may, on such holder's own behalf and for such holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise in respect of, such holder's right to exercise the Rights held by such holder in the manner provided in this Agreement.

                                   ARTICLE IV

                           CONCERNING THE RIGHTS AGENT

                  SECTION 4.01. Rights Agent. The Corporation hereby appoints U.
S. Bank National Association as Rights Agent of the Corporation in respect of the Rights upon the terms and subject to the conditions herein set forth, and U.S. Bank National Association hereby accepts such appointment. The Rights Agent shall have the powers and authority granted to and conferred upon it hereby and such further powers and authority to act on behalf of the Corporation as the Corporation may hereafter grant to or confer upon it.

                  SECTION 4.02. Limitations on Rights Agent's Obligations. The Rights Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Corporation agrees and to all of which the rights hereunder of the holders from time to time of the Rights shall be subject:

                  (a) Compensation and Indemnification. The Corporation agrees to pay the Rights Agent compensation to be agreed upon with the Corporation for all services rendered by the Rights Agent and to reimburse the Rights Agent for all reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Rights Agent in connection with the services rendered by it hereunder. The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence, bad faith or breach of this Agreement on the part of the Rights Agent, arising out of or in connection with its acting as Rights Agent hereunder.

                  (b) Agent for the Corporation. In acting in the capacity of Rights Agent under this Agreement, the Rights Agent is acting solely as agent of the Corporation and does not assume any obligation or relationship of agency or trust with any of the owners or holders of the Rights except as expressly set forth herein.

                  (c) Counsel. The Rights Agent may consult with counsel satisfactory to it (which may be counsel to the Corporation), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

                  (d) Documents. The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

                  (e) Certain Transactions. The Rights Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, any Right, with the same rights that it or they would have were it not the Rights Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Corporation and may act on, or as a depositary, trustee or agent for, any committee or body of holders of Rights, Preferred Stock or Common Stock or other securities or obligations of the Corporation as freely as if it were not the Rights Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Rights Agent from acting as trustee under any indenture governing any security or obligation.

                  (f) No Liability for Invalidity. The Rights Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent).

                  (g) No Responsibility for Recitals. The recitals contained herein shall be taken as the statements of the Corporation, and the Rights Agent assumes no responsibility hereby for the correctness of the same.

                  (h) No Implied Obligations. The Rights Agent shall be obligated to perform only such duties as are specifically set forth herein and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Rights Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its covenants or agreements contained herein or in the case of the receipt of any written demand from a holder of a Right with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 5.03 hereof, to make any demand upon the Corporation.

                  SECTION 4.03. Compliance With Applicable Laws. The Rights Agent agrees to comply with all applicable federal and state laws imposing obligations on it in respect of the services rendered by it under this Agreement and in connection with the Rights, including (but not limited to) the provisions of United States federal income tax laws regarding information reporting and backup withholding. The Rights Agent expressly assumes all liability for its failure to comply with any such laws imposing obligations on it, including (but not limited to) any liability for its failure to comply with any applicable provisions of United States federal income tax laws regarding information reporting and backup withholding.

                  SECTION 4.04.  Resignation and Appointment of Successor.

                  (a) The Corporation agrees, for the benefit of the holders from time to time of the Rights, that there shall at all times be a Rights Agent hereunder until all the Rights issued hereunder have been exercised or have expired in accordance with their terms, which Rights Agent shall be a bank or trust company organized under the laws of the United States of America or one of the states thereof, which is authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers, has a combined capital and surplus of at least $50,000,000 and has an office or an agent's office in the United States of America.

                  (b) The Rights Agent may at any time resign as such agent by giving written notice to the Corporation of such intention on its part, specifying the date on which it desires such resignation to become effective; provided that such date shall not be less than three months after the date on which such notice is given, unless the Corporation agrees to accept such notice less than three months prior to such date of effectiveness. The Corporation may remove the Rights Agent at any time by giving written notice to the Rights Agent of such removal, specifying the date on which it desires such removal to become effective. Such resignation or removal shall take effect upon the appointment by the Corporation, as hereinafter provided, of a successor Rights Agent (which shall be a bank or trust company qualified as set forth in paragraph (a) of this
Section 4.04) and the acceptance of such appointment by such successor Rights Agent. The obligation of the Corporation under paragraph (a) of this Section
4.02 shall continue to the extent set forth therein notwithstanding the resignation or removal of the Rights Agent.

                  (c) If at any time the Rights Agent shall resign, or shall cease to be qualified as set forth in paragraph (a) of this Section 4.04, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or shall file a petition seeking relief under any applicable federal or state bankruptcy or insolvency law or similar law, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver, conservator or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or to meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or if an order of any court shall be entered for relief against it under the provisions of any applicable federal or state bankruptcy or similar law, or if any public officer shall have taken charge or control of the Rights Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Rights Agent, qualified as set forth in paragraph (a) of this Section 4.04, shall be appointed by the Corporation by an instrument in writing, filed with the successor Rights Agent. Upon the appointment as herein provided of a successor Rights Agent and acceptance by the latter of such appointment, the Rights Agent so superseded shall cease to be Rights Agent under this Agreement.

                  (d) Any successor Rights Agent appointed under this Agreement shall execute, acknowledge and deliver to its predecessor and to the Corporation an instrument accepting such appointment, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Rights Agent under this Agreement, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Rights Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Rights Agent under this Agreement.

                  (e) Any corporation into which the Rights Agent may be merged or converted or any corporation with which the Rights Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any corporation to which the Rights Agent shall sell or otherwise transfer all or substantially all the assets and business of the Rights Agent shall be the successor Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, including, without limitation, any successor to the Rights Agent first named above, provided in each case, that any such resulting Rights Agent shall be qualified as set forth in paragraph (a) of this Section 4.04.


                                    ARTICLE V

                                  MISCELLANEOUS

                  SECTION 5.01.  Amendments.

                  (a) This Agreement and the Rights may be amended by the parties hereto by executing a supplemental rights agreement ("Supplemental Agreement"), without the consent of the holder of any Right, for the purpose of
(i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement, (ii) evidencing the succession of another corporation to the Corporation and the assumption by any such successor of the covenants of the Corporation contained in this Rights Agreement and the Rights,
(iii) evidencing and providing for the acceptance of appointment by a successor Rights Agent with respect to the Rights, (iv) adding to the covenants of the Corporation for the benefit of the holders of the Rights or surrendering any right or power conferred upon the Corporation under this Agreement, (v) amending this Agreement and the Rights in any manner that the Corporation may deem to be necessary or desirable; provided, however, that no amendment provided for in clauses (i) through (v) which adversely affect the interests of the holders of such Rights in any material respect may be made without the prior consent of the holders of not fewer than 66 2/3% in number of the unexercised Rights.

                  (b) The Corporation and the Rights Agent may amend this Agreement and the Rights by executing a Supplemental Agreement with the consent of the holders of not fewer than 66-2/3% in number of the unexercised Rights affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the holders of the Rights under this Agreement; provided, however, that, without the consent of each holder affected thereby, no such amendment may be made that (i) changes the Rights so as to reduce the number of shares of Common Stock to be issued upon exercise of the Rights, (ii) amends the Term Date, or (iii) reduces the number of unexercised Rights the consent of the holders of which is required for amendment of this Agreement or the Rights.

                  SECTION 5.02. Merger, Consolidation, Sale, Transfer or Conveyance. The Corporation may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation; provided that (i) either (x) the Corporation is the continuing corporation or (y) the corporation (if other than the Corporation) that is formed by or results from any such consolidation or merger or that receives such assets is a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation assumes the obligations of the Corporation with respect to the performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Corporation, (ii) the Exercise Shares shall be shares of common stock of a public corporation, and if the continuing corporation is not a public corporation, then either (x) the Exercise Shares shall be shares of common stock of a public parent or (y) the value of the Exercise Shares shall be paid in cash and (iii) the Corporation or such successor corporation, as the case may be, must not immediately be in default under this Agreement. If at any time there shall be any consolidation or merger or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Corporation, the successor or assuming corporation shall succeed to and be substituted for the Corporation, with the same effect as if it had been named herein as the Corporation; the Corporation shall thereupon be relieved of any further obligation hereunder or under the Rights, and, in the event of any such sale, lease, transfer, conveyance (other than by way of lease) or other disposition, the Corporation as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated.

                  SECTION 5.03. Notices and Demands to the Corporation and Rights Agent. If the Rights Agent shall receive any notice or demand addressed to the Corporation by the holder of a Right, the Rights Agent shall promptly forward such notice or demand to the Corporation.

                  SECTION 5.04. Addresses. Any communications from the Corporation to the Rights Agent with respect to this Agreement shall be addressed to U.S. Bank National Association, 601 Second Avenue South, MPFP 3009, Minneapolis, Minnesota 55402, Attention: Susan E. Lester, and any communications from the Rights Agent to the Corporation with respect to this Agreement shall be addressed to U.S. Bancorp, 601 Second Avenue South, MPFP 3007, Minneapolis, Minnesota 55402, Attention: Lee R. Mitau (or such other address as shall be specified in writing by the Rights Agent or by the Corporation, as the case may
be). The Corporation or the Rights Agent shall give notice to the holders of Rights by mailing written notice by first class mail, postage prepaid, to such holders as their names and addresses appear in the books and records of the Rights Agent or on the register of the Preferred Stock.

                  SECTION 5.05.  APPLICABLE LAW.  THIS AGREEMENT AND EACH
RIGHT ISSUED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 5.06. Obtaining of Governmental Approvals. The Corporation shall from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under United States federal and state laws, which may be or become necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights, the exercise of the Rights, the issuance, sale, transfer and delivery of the Common Stock to be issued upon exercise of Rights or upon the expiration of the period during which the Rights are exercisable.

                  SECTION 5.07. Payment of Taxes. The Corporation will pay all stamp and other duties, if any, to which, under the laws of the United States of America, this Agreement or the original issuance of the Rights may be subject.

                  SECTION 5.08. Benefits of Rights Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof or thereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Corporation, the Rights Agent and their respective successors and assigns, and the holders of the Rights any right, remedy or claim under or by reason of this Agreement or the Rights or of any covenant, condition, stipulation, promise or agreement hereof or thereof; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Corporation and the Rights Agent and their respective successors and assigns and of the holders of the Rights.

                  SECTION 5.09. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  SECTION 5.10. Severability. If any provision in this Agreement shall be or become invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

                  SECTION 5.12. Definitions. For all purposes of this Rights Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

                  (b) unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Rights Agreement; and

                  (c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Rights Agreement as a whole and not to any particular Article, Section or other subdivision.

                  SECTION 5.13. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the principal corporate trust office of the Rights Agent and at the office of the Corporation at 601 Second Avenue South, Minneapolis, Minnesota 55402, for inspection by any holder of Rights.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                        U.S. BANCORP


                                        By:
                                           --------------------------------
                                                Name:
                                                Title:




Attest:


---------------------------
Assistant Secretary


                                        U.S. BANK NATIONAL ASSOCIATION



                                        By:
                                           --------------------------------
                                                Name:
                                                Title:


Attest:


---------------------------
Assistant Secretary

                                                                Schedule 2.02(c)

a shall be an appropriate multiple calculated as a function of [Sum [w(i) e(i)]] as follows:

                  1. The value of [Sum [w(i) e(i)]] shall be rounded down to the nearest whole multiple of 1,000,000 ("Minimum
                  [Sum [w(i) e(i)]]").

                  2. If the Minimum [Sum [w(i) e(i)]] is a whole multiple of 5, the value of a shall be as indicated in the Calculation Matrix below.

                  3. If the Minimum [Sum [w(i) e(i)]] is not a whole multiple of 5, the value of a shall be determined by straight-line interpolation between the two increments in the Calculation Matrix closest in value to Minimum [Sum [w(i) e(i)]].

                               Calculation Matrix


       Minimum [Sum [w(i) e(i)]]                                   [Sum [w(i) e(i)]]
           (in millions)                   a                         (in millions)                      a
------------------------------------------------------------------------------------------------------------------------------------

             $40                          1.88                          $145                          2.37
             $45                          1.67                          $150                          2.41
             $50                          1.50                          $155                          2.45
             $55                          1.36                          $160                          2.47
             $60                          1.35                          $165                          2.48
             $65                          1.40                          $170                          2.50
             $70                          1.60                          $175                          2.52
             $75                          1.70                          $180                          2.53
             $80                          1.76                          $185                          2.55
             $85                          1.82                          $190                          2.57
             $90                          1.88                          $195                          2.58
             $95                          1.94                          $200                          2.60
            $100                          2.00                          $205                          2.61
            $105                          2.04                          $210                          2.62
            $110                          2.08                          $215                          2.63
            $115                          2.12                          $220                          2.64
            $120                          2.16                          $225                          2.66
            $125                          2.20                          $230                          2.67
            $130                          2.25                          $235                          2.68
            $135                          2.29                          $240                          2.69
            $140                          2.33                          $245                          2.70


                                    EXHIBIT A

             Example calculations of the "Early Termination Amount"


Example 1



-            Termination occurs during June 2000.

-            Calendar 1999 total consolidated earnings of
             the business formerly conducted by Libra
             Investments, Inc.                                                                          $12.0

-            January-May 2000 total consolidated earnings
                                                                                                         $8.0
-            Divided by the number of complete months                                                       5
             elapsed                                                                                ---------
                                                                                                          1.6
-            Multiplied by 12 months                                                                       12
                                                                                                     --------
                                                                                                        $19.2

            (i)                         e(i)                        w(i)                 Weighted e(i)
            ---                         ----                        ----                 -------------
           1999                        $12.0                       0.40                  $ 4.8
           2000                        $19.2                       0.60                  $11.5
           2001                        $19.2                       1.00                  $19.2
           2002                        $19.2                       1.00                  $19.2
           2003                        $19.2                       1.00                  $19.2
                                                                                    ----------

    Sum of weighted e(i)                                                                 $73.9

a - (determined pursuant to schedule 2.02(c))                                             1.66 x
                                                                                     ----------
                                                                                      $  122.0
                  Early Termination Amount                                              ($75.0)
                                                                                     ----------
                                                                                         $47.0
                                                                                     ----------

Example 2


-            Termination occurs during August 2001

-            Calendar 1999 total consolidated earnings of
             the business formerly conducted by Libra
             Investments, Inc.                                                                          $12.0

-            Calendar 2000 total consolidated earnings
                                                                                                        $18.0
-            August 2000-December 2000 earnings                                                          $8.0

-            January 2000-July 2001 earnings                                                            $12.0
                                                                                                    ---------

-            Last 12-month consolidated earnings prior to                                               $20.0
             Early Termination


            (i)                         e(i)                        w(i)                 Weighted e(i)
            ---                         ----                        ----                 -------------
           1999                        $12.0                       0.40                  $ 4.8
           2000                        $18.0                       0.60                  $10.8
           2001                        $20.0                       1.00                  $20.0
           2002                        $20.0                       1.00                  $20.0
           2003                        $20.0                       1.00                  $20.0
                                                                                    ----------

    Sum of weighted e(i)                                                                 $75.6

a - (determined pursuant to schedule 2.02(c))                                              1.7 x
                                                                                    ----------
                                                                                      $  128.5

                  Early Termination Amount                                              ($75.0)
                                                                                    ----------
                                                                                         $53.5
                                                                                    ----------